Exhibit 10.40
Cause No. 048-233656-08

Quicksilver Resources, Inc.	§	IN THE 48TH DISTRICT COUT
	§	OF TARRANT COUNTY, TEXAS
v.	§
§
BreitBurn Energy Partners L.P., et al.	§

SETTLEMENT AGREEMENT

The Parties hereto settle all claims and controversies between them in this lawsuit according to the following terms:

1.	BreitBurn Energy Partners (“BreitBurn”) will pay Quicksilver Resources (“Quicksilver”) the sum o f $13,000,000.00 on or before April 2, 2010.

2.	Exhibit A is incorporated by reference.

3.	Provident Energy Trust (“Provident”) will pay Quicksilver $5,000,000.00 on or before March 22, 2010, but will undertake best efforts to pay by March 5, 2010.

4.	[INTENTIONALLY LEFT BLANK]

5.
The parties will execute and file an agreed order dismissing all claims in the above styled and numbered case with prejudice within 2 days after receipt of payment by Quicksilver.  Each party will bear its own costs.

6.
Each party to the above lawsuit, including each party’s affiliates, agents, officers, directors, and attorneys, hereby mutually release and discharge each other from any and all claims, demands, or suits, known or unknown, fixed or contingent, liquidated or unliquidated, whether or not asserted in the above case, as of this date, arising from or related to the events and transactions which are the subject matter of this case.  Provided, however, BreitBurn and Provident do not intend to release each other with respect to rights and obligations under the documents related to the June 17, 2008, transaction unrelated to the lawsuit or claims asserted by Quicksilver.

7.	Each signatory hereto warrants and represents that he or she has authority to bind the parties for whom that signatory acts.

8.
Counsel for Defendants shall deliver drafts of any further settlement documents, such as formal agreement, order of dismissal, formal release, etc., to the other parties by Monday, February 8, 2010.  The parties agree to cooperate with each other in the drafting and execution of such additional documents as are reasonably requested or required to implement the terms and spirit of this agreement.  Nevertheless, the parties hereto intend to be bound by this Agreement.

9.
If one or more disputes arise with regard to the interpretation and/or performance of this agreement or any of its provisions, the parties agree to resolve same by phone conference with the mediator that facilitated this settlement.  If the parties cannot resolve their differences by phone conference, then each agrees to schedule one day of mediation with the mediator within 30 days to resolve the disputes and to share the cost of same equally.

10.
Each signatory to this settlement has entered into same freely and without duress after having consulted with professionals of his or her choice.  Each party hereto acknowledges (a) the mediator is not the attorney for any party, (b) the party has conferred with counsel regarding the advisability of entering this agreement prior to signing it, and (c) the party’s counsel has independently reviewed this agreement prior to its execution.

Signed this 3rd day of February, 2010.

Plaintiff(s):	/s/ Glenn Darden
Quicksilver

Approved by Attorney for Plaintiff(s):	/s/ Gerald Pecht

Defendant(s):	/s/ Halbert S. Washburn
BreitBurn

Approved by Attorney for Defendant(s):	/s/ Gregory C. Brown

Defendant(s):	/s/ Tom Buchanan
Provident

Approved by Attorney for Defendant(s):	/s/ Greg Waller

2

EXHIBIT A

Mediation February 3, 2010 –
Agreement between the BreitBurn Defendants and Quicksilver

1.           CEOs.  One CEO — Hal as the CEO and Randy as President.

2.           Piggyback rights.  Quicksilver’s option to participate in every equity offering up to 20% of the equity offered.  Amend existing Registration Rights Agreement accordingly.

3.           Distributions.  Reinstitute regular distributions beginning in the first quarter of 2010 at a minimum amount of $1.50 (annual rate) and minimum coverage ratio of no less than 1.2x.  The first quarter’s distribution shall be payable in the second quarter of 2010.

4.           Devco.  Devco ASA will not be amended or renewed without the approval of the new BreitBurn Board.

5.           Independent Chairman - John Butler.

6.           Hal and Randy shall resign from the Board.

7.           Voting rights.  Quicksilver retains right to vote all its units (currently 41%) on all matters on which it has the right to vote, except as provided in paragraph 11 with respect to voting on directors and as provided in paragraph 12 with respect to voting on the removal of the GP.

8.           Size of Board: 2 of 6 designated by Quicksilver.  The Board size will not be increased without Quicksilver’s prior written consent.  Subject to applicable NASDAQ and SEC rules, at least one Quicksilver designee will serve on each Board Committee.

9.           Standstill.

(a)          For a period ending on the date on which Quicksilver ceases to hold at least 10% of the units, Quicksilver will agree to the following standstill provisions that prohibit Quicksilver from:

(i)           engaging in any hostile/takeover activities (including tender offer; soliciting proxies or written consents - other than as recommended by the Board);

(ii)          acquiring or proposing to acquire additional units, securities or properties of BreitBurn, except pursuant to a distribution, reclassification or reorganization involving BreitBurn or its units or other securities approved by the Board;

(iii)         calling a special meeting of the unitholders; or

(iv)         proposing to remove the GP or voting for removal of the GP other than in accordance with paragraph 12.

(b)           Specifics.  Without the prior written consent of BreitBurn, Quicksilver will not, directly or indirectly:

(i)           acquire any securities or property of BreitBurn (or its affiliates), except pursuant to a distribution, reclassification or reorganization involving BreitBurn or its units or other securities approved by the Board;

(ii)          propose to enter into (directly or indirectly) any merger/consolidation/recap/business combination/partnership/JV, etc. involving BreitBurn (or its affiliates), except as permitted hereby;

(iii)         make or in any way participate in any solicitation of proxies (per SEC’s proxy rules) or written consents to vote/seek to influence/advise others with respect to the voting BreitBurn’s (or its affiliates’) voting securities;

(iv)        form/join/participate in a “group” (per SEC’s Sec 13(d) rules/defs) with respect to any voting securities of BreitBurn (or its affiliates);

(v)         act to seek to control or influence the management/Board/policies of BreitBurn except through Quicksilver’s Board designees or as provided below;

(vi)        propose to remove the GP of BreitBurn or, other than in accordance with paragraph 12, vote to remove the GP;

(vii)       publicly disclose any intent/plan/arrangement inconsistent with this agreement; or

(viii)      advise/assist/encourage others in connection with the above.

(c)           Quicksilver will agree not to sell/transfer its units without the prior written consent of BreitBurn, except:

(i)           to a party that would not own more than 20% of the outstanding units after such transfer;

(ii)          in connection with a business combination approved by the Board and/or the BreitBurn unitholders;

(iii)         in a pledge of any voting securities to a financial institution/brokerage firm; or

(iv)        in an underwritten offering where the units will be widely distributed or would not result in any purchaser in such offering owning more than 20% of the outstanding units after the offering.

(d)           The foregoing provisions shall not, and are not intended to:

(i)           prohibit Quicksilver from privately communicating with, including making any offer or proposal to, the Board;

(ii)          restrict in any manner how Quicksilver votes its units, except as provided in paragraphs 11 and 12;

(iii)         restrict the manner in which Quicksilver’s designees to the Board (A) may vote on any matter submitted to the Board or the unitholders, or (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in their capacity as members of the Board, or (C) may take actions required by their exercise of legal duties and obligations as members of the Board or refrain from taking any action prohibited by their legal duties and obligations as members of the Board; or

(iv)         restrict Quicksilver from selling or transferring any of its units to any affiliate or successor of Quicksilver which agrees to be bound by the standstill agreement.

(e)           The provisions contained in paragraph 9 shall immediately and automatically be suspended upon the increase or acceleration of a material financial obligation of BreitBurn that results from the breach of a material provision thereof or the occurrence of a material event of default thereunder, unless such breach is caused solely by the action or inaction of Quicksilver or its nominated directors.

10.           Voting Rights as set forth in Original Amendment No. 1 to the Partnership Agreement.  Subject to paragraph 12 below, Quicksilver will accept and agree not to challenge the voting rights as set forth in original Amendment No. 1 to the Partnership Agreement dated June 17, 2008.  BreitBurn will agree not to effect any amendment that would restrict in any manner Quicksilver’s rights to vote any or all of its units on the election of directors or any other matters presented to the unitholders.  BreitBurn will immediately withdraw the Revised Amendment and will not propose or adopt any new amendment, provision, resolution, or change that would limit, deprive, or restrict Quicksilver’s right to vote all its units, one vote per unit, on any matter.  Quicksilver will support and, if necessary, vote to approve, all amendments to the Limited Partnership Agreement, the BreitBurn GP, LLC Agreement, and all related agreements solely necessary to implement the terms of this agreement.

11.           Designation, Nomination and Election of Directors.  Quicksilver will designate two directors, one of whom must meet the independence standards established by the NASDAQ Stock Market and SEC rules and must be independent of BreitBurn and Quicksilver.  The second will be a current independent member of Quicksilver’s board (not a member of Quicksilver’s management).  The initial designees will be agreed on at time of settlement.  The Board will nominate and add the new directors to the Board to fill the newly created vacancies.  The new directors will be categorized one each to Class II (up for election in 2010) and Class III (up for election in 2011).  At each applicable election of directors, the Board will agree to nominate the directors designated by Quicksilver (or such substitutes as Quicksilver may designate), each of whom must meet the standards set forth above as part of the slate of directors nominated by the Board for election by the unitholders.  Quicksilver will agree to cast its votes in the election of directors in favor of the slate of directors nominated by the Board.  The number of directors that may be designated by Quicksilver as described above will be reduced if Quicksilver’s ownership percentage of common units of Breitburn (“Common Units”) is reduced.  At such time as Quicksilver owns fewer than 10% of the Common Units but at least 2,638,500 Common Units, one of the directors designated by Quicksilver (as selected by Quicksilver) will resign, or if the director’s term is expiring, not stand for reelection, at the next annual meeting.  At such time as Quicksilver owns fewer than 2,638,500 Common Units, the remaining director designated by Quicksilver will resign, or if the director’s term is expiring at the next annual meeting, he will not stand for reelection.

12.           Voting on Removal of GP.  With respect to any proposal to remove the GP, Quicksilver may not vote a proportion of its units in favor of removal which exceeds the proportion of the units voted in favor of such proposal by unitholders other than Quicksilver as compared to all units held by unitholders other than Quicksilver.

13.           Waiver of Voting Cap.  With respect to units currently owned by Quicksilver, and any units or other voting securities received pursuant to a distribution, reclassification or reorganization involving BreitBurn or its units or other voting securities, the Board will permanently and irrevocably waive the 20% voting cap for the election of directors as applicable to Quicksilver.

14.           Termination of Registration Rights Agreement.  The registration rights agreement will terminate on the date on which Quicksilver is no longer an affiliate of BreitBurn.

15.           Termination of Certain Other Provisions.  Paragraphs 1, 3, 4, 5 and 8 will terminate when Quicksilver owns less than 10% of the outstanding Common Units.